the Principal                            Principal Mutual
Financial Group                        Life Insurance Company


MEMORANDUM

February 1, 1995

TO:       Ralph Kosmicke, President
          Invista Capital Management, Inc.

FROM:     Ron Keller, Executive Vice President
          Principal Mutual Life Insurance Company

RE:       Schedule 13G Filings

This is to confirm that Principal Mutual Life Insurance Company has authorized Invista Capital Management, Inc. to file Schedule 13Gs with the Securities and Exchange Commission on behalf of Principal Mutual Life Insurance Company. In addition, Principal Mutual hereby authorizes Invista to sign to Schedule 13Gs that Invista files with the Securities and Exchange Commission on behalf of Principal Mutual. Principal Mutual hereby authorizes Invista to use any of its executive officers as well as Lisa M. Smith, Invista's current compliance officer, to act as Invista's authorized representative in signing Schedule 13Gs that Invista files with the Securities and Exchange Commission on behalf of Principal Mutual.

This authorization shall remain in effect until further notice.

Principal Mutual understands and agrees that this authorization will be filed as an exhibit, where necessary, to any Schedule
13Gs Invista files on behalf of Principal Mutual.


 /s/ Ron Keller
Ron Keller
Executive Vice President

Mailing Address: Des Moines, Iowa 50392-0001
(515)247-5111/FAX (515) 247-5930